                                  EXHIBIT 10.4


               FRESH-CUT CORN PROCESSING AGREEMENT, DATED JULY 22,
     1996, BETWEEN NEWCORNCO, LLC, AND AGRICULTURAL INNOVATION & TRADE, INC.

                       FRESH-CUT CORN PROCESSING AGREEMENT


                  This Fresh-cut Corn Processing Agreement (the "Agreement") is made as of the 22nd day of July, 1996, by and between AGRICULTURAL INNOVATION & TRADE, INC., a California corporation (the "Processor"), and NEWCORNCO LLC, a Delaware limited liability company (the "Company").

                              EXPLANATORY STATEMENT

                  The Company is engaged in the business of producing, purchasing or otherwise acquiring, and manufacturing, processing and marketing, fresh (i.e. other than canned or frozen) corn, employing proprietary food processing know-how and technologies that facilitate the maintenance of the integrity of such products. The Processor is a member of the Company. Processor is engaged in the business of growing, causing to be grown, producing, purchasing or otherwise acquiring, and of processing and marketing, fresh corn and has substantial experience in such matters. The Company desires to retain the Processor as an independent contractor to assist the Company in the acquisition, processing and marketing by the Company of fresh corn employing proprietary food processing know-how and technologies, and the Processor wishes to be so retained, upon the terms and conditions hereinafter set forth.

                  NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties covenant and agree as follows:

                  1. Engagement of Processor. The Company hereby engages the Processor, as an independent contractor, on the terms set forth herein, to, among other things, grow, cause to be grown, produce, purchase or to otherwise acquire on behalf of the Company, and to manufacture, process and market on behalf of the Company, fresh corn, employing the proprietary food processing know-how and technologies available to the Company, and the Processor accepts such engagements upon the terms and conditions hereinafter set forth.

                  2. Term. The term of the engagement of Processor hereunder (the "Term") shall commence on the date hereof and shall continue until the earlier of (i) the close of business on May 30, 2026, (ii) termination of the engagement hereunder of Processor for "cause" pursuant to Section 9 hereof,
(iii) termination of the engagement of Processor hereunder by the Company, at its option, at any time upon which any one or more of Craig Underwood, Minos Athanassiadis and Jim Roberts no longer remain actively engaged in the day-to-day business and affairs of the Processor, or in the event of a change in control of the Processor, that is, in the event that Craig Underwood, Minos Athanassiadis and Jim Roberts, collectively, cease or fail to hold a majority equity interest in, or cease or fail to hold majority voting control of the Processor,

(iv) termination of the engagement of Processor hereunder by the Company, at its option, at anytime after which the Processor ceases to be a Member of the Company, as contemplated by that Operating Agreement of NewCornCo LLC, by and between the Processor and EPL Technologies, Inc., dated on or about the date hereof (the "Operating Agreement"), and (v) termination as otherwise provided for under Section 9 hereof.

                  3. Duties. As an independent contractor engaged hereunder by the Company, the Processor will perform during the Term the duties set forth on Exhibit A attached hereto and incorporated herein by this reference, together with such other duties as the Management Committee of the Company may reasonably request of the Processor from time to time. The Processor shall devote such professional time, diligence, skill, labor, attention and energies to the performance of its work hereunder as may be reasonably required for the performance thereof.


                  4. Compensation. (a) For all services to be rendered by the Processor to the Company hereunder, subject to the terms and limitations set forth in Subsection 4(c) below, the Company shall pay to the Processor, so long as the Processor remains engaged hereunder and until expiration or termination of the Term a fee equal to 1 1/2% of the Net Corn Sales Revenues of the Company derived from or in respect of corn product processed by the Processor pursuant hereto (the "Section 4(a) Fee"), but in any event only in respect of Net Corn Sale Revenues earned on and after January 1, 1997. For purposes hereof, "Net Corn Sales Revenues" shall mean the gross revenues derived from time to time by the Company from the sale of fresh-cut (i.e. not frozen or canned) corn products through the efforts of Processor hereunder, net of ordinary and customary quantity, cash, trade and promotional discounts actually taken for wholesale sales, separately invoiced sales, excise and other taxes and duties paid or allowed by the selling party, any other governmental charges imposed upon the production, importation, use or sale of corn product, actual freight, shipping and insurance charges billed to customers and so identified on invoices to customers, allowances and credits actually given to customers for rejected goods, and other returns, credits, allowances, discounts, rebates and similar items. Sales between or among the Company and its members, or by and between the Company and its or its members' affiliates, shall be excluded from the computation of Net Corn Sales Revenues, except where such affiliates and members are end users (i.e. the ultimate consumer of the product), but Net Corn Sales Revenues shall include the subsequent final sales to third parties by such members or affiliates.



                  (b) Upon expiration or termination of the Term, and so long thereafter (if at all) as the Processor shall remain a Member of the Company (but in any event only in respect of Net Corn Sale Revenues earned on or after January 1, 1997), subject to the terms and limitations set forth in Subsection 4(c) below, the Processor shall be entitled to receive payment from the Company from time to time equal to 1 1/2% of Net Corn Sales Revenues, notwithstanding that the same will not be derived in whole or in part through the efforts of Processor hereunder (the "Section 4(b)


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Fee").  In no event will the Section 4(a) Fee and the Section 4(b)
Fee be duplicative.


                           (c) The Section 4(a) Fee and Section 4(b) Fee shall
not begin to accrue in any respect until January 1, 1997 (and shall accrue only in respect of Net Corn Sale Revenues earned after that date), and shall be paid in arrears with respect to each calendar year during the Term, commencing with calendar year 1997, on or before March 31 of the immediately following calendar year. Anything herein to the contrary notwithstanding, in no event will the
Section 4(a) Fee or the Section 4(b) Fee, or the aggregate of both, with respect to any calendar year, exceed the amount of earnings before taxes (but after interest and without consideration of, or deduction in respect of, the payment of the Section 4(a) Fee and the Section 4(b) Fee accrued with respect to the relevant calendar year) of the Company for the relevant period, as determined by the regular accountants for the Company in accordance with generally accepted accounting principals, consistently applied. In the event that an event should occur during any calendar year which would result in the accrual of the Section 4(a) Fee or the Section 4(b) Fee terminating other than at the end of a calendar year, appropriate adjustments shall be made, as determined by the Company's accountants, to reflect such termination.


                           (d) In addition to payment of the Section 4(a) Fee
and the Section 4(b) Fee as herein provided, the Company shall make reimbursement to the Processor of the Processing Costs as provided hereinbelow.

                  5. Reimbursement for Processing Costs. The Company agrees to reimburse the Processor for the Processing Costs, as hereinafter defined. Such reimbursement shall be in addition to the compensation to be paid to the Processor pursuant to Paragraph 4 hereof.

                  6. Processing Costs - Defined. The term "Processing Costs" shall mean all costs reasonably and actually incurred (after consideration and deduction of all credits, allowances, discounts, returns, rebates and similar charges) by the Processor in the proper performance of its duties and responsibilities hereunder during the Term. Such costs shall be at the reasonable rates and shall include the following:

                           a. The cost of acquisition by the Processor on behalf
of the Company of corn for processing and/or sale by or on behalf of the Company, which shall include growing costs actually incurred by the Processor, provided, however, that such costs will in no event exceed the cost at which corn grown on a contract basis by others on behalf of the Processor or the Company might be obtained;

                           b. The clearly allocable portions of reasonable and
customary wages and salaries and employment costs of Processor personnel performing the duties of the Processor pursuant to this Agreement;

                           c. Payments reasonably and customarily made by the
Processor to subcontractors, consultants and other third parties

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
assisting the Processor in the performance of its duties and obligations hereunder;

                           d. Reasonable and customary costs of all materials,
supplies and equipment rentals incorporated in or utilized in connection with the performance by the Processor of its work hereunder;

                           e. Reasonable and customary administrative and
selling costs directly attributable to the Processor's activities hereunder on behalf of the Company, and which are reasonably allocable, as between those activities and other activities of the Processor, to the activities of the Processor hereunder on behalf of the Company.


                  Anything herein to the contrary notwithstanding, the Processor shall not be entitled to incur any costs or expenses and claim that the same shall be Processing Costs hereunder, nor shall any costs so incurred by reimbursable by the Company to the Processor or otherwise constitute Processing Costs, unless, and in any event only to the extent which, such costs and expenses were clearly contemplated within the Annual Budget and Work Plan to be prepared by the Company pursuant to and as contemplated by the Operating Agreement, and delivered from time to time by the Company to the Processor.

                  7. Accounting Records. The Processor shall keep such accounting records as may be reasonably necessary for proper financial management under this Agreement, and the Company shall be afforded access to all of the Processor's records pertaining to the performance by the Processor of its duties and responsibilities hereunder, including, without limitation, all records pertaining to the Processing Costs.

                  8. Processing Cost - Payment.

                           8.1. Semi-Monthly Applications for Processing Cost
Reimbursement. The Processor shall submit to the Company, on or before the 10th and 25th day of each month, beginning with the first month following the month in which performance is commenced hereunder, an application for payment showing the Processing Costs incurred by the Processor during the preceding half-calendar-month (an "Application"). Each such Application shall be accompanied by a certificate, in form and substance satisfactory to the Company, stating that all such Processing Costs were rightfully incurred and are due and owing pursuant to and under the terms of this Agreement.

                           8.2. Application Discrepancy.  In the event that the
Company finds such Application acceptable to the Company on its face, the Company shall be free to make payment of the Application and such payment shall be made within thirty (30) days after receipt. In the event that the Company notifies the Processor of any questions, concerns or discrepancies identified by the Company in respect of any Application, the Company may then have its employees or representatives, or representatives of its independent certified public accountants, review the Processor's records

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relating to the matters included in the Application in question. If, after such review, the Company does not agree with the Application, the matter may, at the option of the Company, be referred to the Company's independent certified public accountants, who shall make an independent review of the matter, and their determination shall be binding upon both parties. If the Company's certified public accountants determine that the amount included in the Application is greater than the appropriate amount due to the Processor, then the Processor shall pay for all of the charges for making the determination; however, if the Company's accountants determine that the Application was correct as submitted by the Processor, then the Company shall pay all of the charges of review. In any event, payment by the Company of any amounts reflected in any Application shall not constitute absolute acceptance by the Company of those charges or any waiver of any right to contest those charges in the future.

                           8.3.     Annual Review.  During the month of January
during each calendar year of the Term, and promptly upon expiration of the Term, the Company shall cause there to be conducted an annual review of the business and affairs of the Processor relating to its performance hereunder, including, without limitation, a review of the Processor's records relating to the matters included in each Application during the preceding calendar year, the calculation of Processing Costs and Net Corn Sale Revenues. Such review may be conducted by or on behalf of the Company by its own representatives or employees, or by its representatives, or representatives of its independent certified public accountants, or designees. The Processor shall make available to the Company and such persons or entities conducting the annual review hereunder all accounting records of the Processor relating to the review and the determinations sought to be made. If, after such review, the Company determines that any Application submitted during the preceding calendar year, or any calculation or payment or other matter arising hereunder or related hereto, shall have been incorrect or otherwise erroneous, the Company shall advise the Processor and appropriate adjustments shall be made, in the case of overpayments by the Company to the Processor, at the option of the Company, either through payment of amounts by the Processor to the Company or through an offset against future payments which may thereafter become due from the Company to the Processor hereunder. In the event that it is determined on the basis of the annual review (which determination when made by the Company's independent certified public accountants shall be binding upon both the Company and the Processor) that the Processor has claimed due from the Company hereunder during the preceding calendar year an amount equal to greater than 105% of the amount determined to be the correct amount, the Processor shall pay for all reasonable costs and expenses, including administrative costs incurred by the Company, relating to the review. Otherwise, the cost of the review shall be borne by the Company.

                           8.4.     Payments to the Processor.  All Applications
submitted to the Company by the Processor shall be due and payable by the Company within thirty (30) days after the later of receipt of the Application or determination as to the accuracy of the Application as contemplated by subparagraph 8.2 above, but subject

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in any event to subsequent adjustments as contemplated by Subsection 8.3 above.

                  9. Termination. The Company may terminate the engagement of the Processor, and therefore the Term, for "cause" at any time upon written notice of such termination to the Processor. As used in this Agreement, the term "cause" shall mean negligence or general failure in the course of carrying out the duties of the Processor under this Agreement. In addition, either party shall have the right to immediately terminate this Agreement, and correspondingly the Term, upon the delivery of written notice to the other party upon the breach of any provision of this Agreement by either party (whether or not such breach, in the case of a breach by the Processor, shall also constitute "cause") and the failure of such party to cure any such breach within ten (10) days after written notice from the other party in the case of any breach involving the payment or failure to pay money, or within thirty (30) days after written notice from the other party in the case of any breach not involving the payment or failure to pay money; or in the case of a breach not involving the payment or failure to pay money which cannot be cured within thirty (30) days, does not endeavor to maintain diligent actions to cure such breach promptly after notice thereof. Upon termination hereof, the Processor shall be entitled to any fees, costs or expenses (including Processing Costs) accrued through the date of termination and otherwise payable to the Processor hereunder, but shall not be entitled to any further compensation hereunder.

                  10. (a) Disclosure of Information. Processor does hereby agree that it will not at any time during the Term or at any time thereafter, nor will it permit its employees, agents, principals or representatives (it being understood that dissemination by Processor of confidential information shall be made to such persons only on an as-necessary basis and only if such persons shall be advised of, and agree to maintain, the confidential nature of such matters) to, either directly or indirectly, disclose, communicate, divulge, furnish or otherwise make accessible or available, in whole or in part, to any person, firm, company, corporation, partnership, joint venture or any other entity, or use in any fashion, any confidential information, material or matter relating to the business of, or any other trade secrets of, the Company or any member of the Company other than the Processor, or any firm, company, corporation, partnership, joint venture or any other entity related to the Company or any such member (the "Company's Affiliates"), obtained or acquired while in and as a result of the engagement of the Processor hereunder by the Company.

                      (b) Return of Confidential Materials. Processor hereby covenants (on behalf of itself and its employees, agents, principals and representatives, for whom Processor accepts full responsibility hereunder) that any and all materials containing confidential information including, but not limited to, documents, drawings, memoranda, notes, notebooks, reports, studies, specification, charts, graphs, description, instructions, recordings, photostats, spread sheets, computer printouts, software programs, materials contained in any stored data retrieval system and any and all other sources of confidential information

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
whatsoever, whether prepared by Processor or not, are property of the Company (or the Company's Affiliates, as the case may be) and, upon any termination of the Term hereof for any reason whatsoever, the same shall be left with or returned to the Company (or the Company's Affiliates, as the case may be). Processor covenants that it shall not disclose the same to any third party and further covenants that it will not, either directly or indirectly, copy, or cause to be copied, or otherwise duplicated or reproduced using any method, process or technique whatsoever, any of the confidential information to be left with or returned to the Company (or the Company's Affiliates, as the case may be), except as is necessary to permit Processor to perform its obligations hereunder.

                           (c) Confidential Information. For the purpose of
Subsections (a) and (b) of this Section, "confidential information" shall mean any and all information of every nature, kind and description whatsoever disclosed to, learned by or otherwise known to Processor directly and solely as a consequence of Processor's engagement hereunder by the Company and which is not generally known in the industry in which the Processor or the Company is engaged, concerning the Company's (or the Company's Affiliates) services, products, processes, computer software and/or hardware, equipment, machinery, devices, techniques, methods, inventions, designs, drawings, specifications, innovations, materials, expertise, know-how and the like (whether patentable or not); but shall not in any event include any information obtained by or learned by Processor in any other manner or by any other means, including without limitation that which is now known by or is subsequently disclosed to Processor by or through its own efforts or from others without the breach of any obligation of confidentiality.

                  11. Covenant Not to Compete. The Processor acknowledges and agrees that the Company has retained Processor hereunder based in part on Processor's unique abilities and expertise in respect of the business of processing, marketing and selling fresh corn products, and on Processor's representation to and agreements with the Company that the Processor will not engage in the business of processing, marketing and selling fresh corn products for itself or for others (other than the Company) at any time during the Term. Accordingly, the Processor agrees with the Company that at any time during the Term, the Processor will not directly or indirectly (through any company, corporation, partnership or other person or entity whatsoever) attempt to engage in, or engage in, or assist any other person or entity in the engagement of, any business or activity, anywhere in the world, related to the business of growing, acquiring, processing, marketing or selling fresh corn or corn products. The Processor and the Company do hereby acknowledge and agree that none of the time span, scope or area terms included within the foregoing restrictive covenant are unreasonable, and that it is the specific intent of both the Company and the Processor that the restrictive covenant set forth in the preceding sentence shall be valid and enforceable as specifically set forth therein. In addition, the Processor acknowledges and agrees that it has received good and valuable consideration for its agreement to and acceptance of the terms of this paragraph 11 and the restrictions herein contained. If it shall be judicially determined that any part or portion of the restrictive covenant set

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
forth hereinabove shall not be valid or enforceable as specifically set forth, such restrictive covenants shall not be declared invalid, but rather shall be modified or reduced in such a manner so as to result in the same being valid and enforceable to the maximum extent permitted by law.

                  12. Receipts Held In Trust. In the performance by the Processor of its duties and responsibilities hereunder, the Processor will, among other things, as contemplated by Paragraph 4 of Exhibit A attached hereto, invoice purchasers of corn product from the Company, sometimes in or under the name of the Processor. The Processor acknowledges and agrees that any invoices, which may bear the name of Processor, are being submitted and invoiced by Processor as agent for the Company pursuant to the terms of this Agreement and that the actual party in interest in respect of each invoice, and the owner of each receivable (each an "Accounts Receivable") created thereby or thereupon, shall be the Company. Accordingly, the Processor hereby acknowledges that all Accounts Receivable, and all funds actually received in hand in respect thereto, with respect to corn product of the Company, shall be held by the Processor in trust for the benefit of the Company, and shall be promptly, upon receipt, remitted in full to the Company, as directed by the Company. In order to secure the rights of the Company in respect of the Accounts Receivable, the Processor hereby assigns, pledges and grants to the Company a security interest in all rights of the Processor with respect to the Accounts Receivable, and all products and proceeds thereof, including funds collected in respect thereto. Upon the request of the Company, the Processor shall endorse, assign and deliver to the Company, in a manner acceptable to the Company, any and all instruments or agreements necessary to permit the Company to enforce any and all claims of the Company hereunder or otherwise in or with respect to the Accounts Receivable, and all products and proceeds thereof, and to collect and receive any and all sums or payments which may become due or payable, as collected by the Processor, in respect thereof. The Processor further agrees to deliver to the Company from time to time, upon the reasonable request of the Company, such financing statements and other instruments, documents or agreements as may be reasonably requested by the Company to permit the Company to perfect its security interest hereunder in the accounts receivable and all payments received by the Company in respect thereof. The Processor further covenants and agrees that all payments received by it from time to time in respect of Accounts Receivable shall, at all times following the request of the Company, be deposited in a separate trust bank account for the benefit of the Company, in a manner satisfactory to the Company.

                  13. Sublicense. This Agreement is the Fresh-cut Corn Processing Agreement referred to in that certain Sublicense Agreement of even date herewith, by and between Processor (as Sublicensee) and the Company (as Sublicensor). Processor covenants and agrees to make use of the rights granted to Processor as Sublicensor thereunder only in connection with, and in furtherance of, its performance on behalf of the Company hereunder, and for no other purpose whatsoever.

                  14. Set-off. The Processor does hereby expressly agree that the Company shall have the right, in addition to all other

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
rights and remedies available to it, to set-off against and to appropriate and apply to any of the obligations of the Company to the Processor for payment or otherwise arising hereunder any debt owing to, and any other funds, sums or rights held in any manner for the account of the Processor by the Company.

                  15. No Authority to Bind Company. On the basis of this Agreement, neither the Processor nor the Company shall have the authority to bind, obligate or commit the other, except to the extent so authorized by written directive from the other.

                  16. Successors and Assigns. This Agreement and the rights and responsibilities of Processor hereunder may not be assigned by Processor, whether directly or indirectly, by operation of law, due to merger or change of equity control, or otherwise, without the express written consent of the Company, in its sole discretion. Any prohibited assignment of this Agreement, or any rights or obligations hereunder, shall be null and void. This Agreement and the rights of the Company hereunder may be assigned by the Company, provided that the obligations of the Company are assumed by the assignee.

                  17. Controlling Law and Dispute Resolution.

                           a.  This Agreement or any of its provisions shall be
determined, construed, governed and performed under the laws of the State of Delaware (excepting those conflicts of law provisions which would serve to defeat application of Delaware law). Any claim, controversy or dispute arising out of or relating to this Agreement or any interpretation or breach thereof or performance thereunder, including without limitation any dispute concerning the scope of this arbitration provision, shall be settled by submission to final, binding and non-appealable arbitration ("Arbitration") for determination, without any right by any party to a trial de novo in a court of competent jurisdiction, after a twenty-five (25) calendar day waiting period (the "Waiting Period"). During the Waiting Period, the parties shall work reasonably and in good faith and shall use their best efforts to amicably resolve the claim, controversy or dispute. The Arbitration and all pre-hearing, hearing, post-hearing arbitration procedures, including those for Disclosure and Challenge, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Wilmington, Delaware.

                           b. The party which does not prevail in the
Arbitration shall be responsible for all fees and expenses incurred in connection with the Arbitration, including, without limitation, reasonable attorney's fees.

                           c. Notwithstanding the foregoing, the parties
specifically reserve the right to seek a temporary judicial restraining order, preliminary injunction, or other similar short term equitable relief from a court of law having competent jurisdiction, and grant the arbitration tribunal the right to make a final determination of the parties' rights, including whether to make permanent or dissolve such court order. No party shall bring a civil action seeking enforcement or any other remedy founded on this Agreement.

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
                  18. Amendment. This Agreement may be amended only by a writing executed by the Company and by the Processor.

                  19. Notices. Any notice required or permitted to be given hereunder shall be given by registered or certified mail, return receipt requested or by overnight courier service (e.g., Federal Express), at the following addresses or to such other addresses as either may designate to the other by notice similarly given:

                           If to the Company:

                           NewCornCo LLC
                           c/o EPL Technologies Inc.
                           200 Four Falls Corporate Center, Suite 315
                           Conshohocken, Pennsylvania 19428
                           Telephone: (610) 834-9600
                           Facsimile: (610) 834-7564
                           Attn: President

                           If to the Processor:

                           Agricultural Innovation & Trade, Inc.
                           3241 Somis Road
                           Somis, California  93066
                           Telephone: 805-386-5059
                           Facsimile: 805-386-4389
                           Attn:  President

If mailed as aforesaid, notice shall be deemed given on the date it is mailed.

                  20. Counterparts. Provided that all parties hereto execute a copy of this Agreement, this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  21. Severability. The invalidity or unenforceability of part or all of any provisions of this Agreement shall not affect or limit the validity and enforceability of the remainder of such provision and other provisions hereof.

                  22. Survival. The terms and conditions contained herein which by their express terms or by implication (including without limitation paragraph 10 hereof) are to be performed after the termination and/or execution hereof, or are prospective in nature, shall survive such termination and/or execution, as the case may be.

                  IN WITNESS WHEREOF, this Agreement has been executed under seal as of the day and year first written above.

                                                     COMPANY:

WITNESS:                                             NEWCORNCO LLC

/s/ Minos Athanassiadis                  By: /s/ Paul L. Devine        (SEAL)
-----------------------                      ------------------------
                                             Name:   Paul L. Devine
                                             Title:  Manager


                                         PROCESSOR:

WITNESS:                                 AGRICULTURAL INNOVATION & TRADE,
                                         INC.


/s/ Jim Roberts                          By: /s/ Craig Underwood       (SEAL)
-----------------------                      ------------------------
                                             Name:   Craig Underwood
                                             Title:  Treasurer/Secretary

                EXHIBIT A TO FRESH-CUT CORN PROCESSING AGREEMENT

          DUTIES OF AGRICULTURAL INNOVATION & TRADE, INC., as Processor



                  1. Procurement of Fresh-Cut Corn. Grow, cause to be grown, produce, purchase or otherwise acquire, corn suitable for processing, marketing and sale by the Company in furtherance of the business purposes of the Company, including, without limitation, the following:

                           (a) Determination as to proper source.

                           (b) Determination as to proper variety of corn
product.

                           (c) Consistent with the Annual Budget and Work Plan
to be delivered from time to time by the Company to the Processor, monitoring of corn product availability, and coordination of corn product availability with Company sales projections, so as to insure sufficient product levels are at all times available to meet existing and anticipated needs of the Company, without over-purchasing or waste.

                  2.       Raw Product Transportation.

                           (a) Arrange for the collection, transport and
shipment of fresh corn purchased, grown by or otherwise acquired from others to the appropriate processing facility.

                           (b) Manage transportation and shipment of fresh corn
so as to minimize transportation and shipment costs attendant to procurement of raw fresh corn and delivery thereof to the appropriate facilities.

                  3.       Process.

                           (a) Collect, sort and grade raw fresh corn received
at the appropriate facilities for processing, using appropriate care and handling procedures so as to minimize waste and product damage or loss.

                           (b) Process fresh corn, including de-husking and
cleaning operations, in accordance with all applicable protocols required by the Company.

                           (c) Further process fresh-cut corn product by
application of proprietary food processing know-how and technologies to be made available to the Processor by the Company, and in strict accordance with all requirements thereof.

                           (d) Maintain all equipment owned by the Company and
placed on site at the processing facilities managed or operated by Processor pursuant to the terms of this Agreement in good repair and working order.


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
                           (e) Once fully processed, package fresh-cut corn
products according to the requirements established from time to time by the Company and employing the proprietary packaging technologies described to the Processor by the Company.

                  4.       Marketing and Sales.

                           (a) Until further notice, procure, process and fill
all orders for the sale of finished fresh and fresh-cut corn products, by and under the name of the Company, including, without limitation, telephone solicitations, receipt and processing of invoices in the name of the Company and other orders.

                           (b) Coordination and delivery of product for shipment
to purchasers of fresh-cut corn product from the Company, including, without limitation, selection of shipment means and methods (consistent with protocols established by the Company), the procurement of reasonable and customary insurance and all other matters incidental to the shipment of finished product to Company customers.

                           (c) Until such time as otherwise agreed, invoicing of
customers for the benefit of the Company and receipt of funds and collection of accounts from product purchasers. All funds and receipts in respect of Company product received or collected shall be held in trust and subject to a first perfected security interest in favor of the Company, pending prompt (within 5 days of receipt) remittance thereof to the Company, as directed by the Company.

                  5.       Coordination.

                           (a) Supply such information as shall from time to
time be required by the Company in order to analyze the overall business and operations of the Processor in respect of Company business.

                           (b) Provide such other additional financial
information as shall be reasonably requested from time to time by the Company regarding the activities of the Processor hereunder.

                           (c) Prepare and submit to the Company applications on
a monthly basis as contemplated by paragraph 8 of the Agreement.


                  6.       General.

                           (a) The performance by the Processor of its duties
hereunder shall generally be undertaken in a diligent manner and with fidelity, and the Processor will at all times strive to perform its duties in a most efficient manner and in a manner which will minimize waste and product damage and, thereby, maximize the profits of the Company.

                           (b) All duties to be performed by the Processor
hereunder will be performed in compliance with all applicable laws, rules and regulations relating to, among other things, food handling.


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
                           (c) The Company and the Processor will confirm and
negotiate in good faith with respect to the performance by the Processor of its duties and responsibilities hereunder.

                           (d) Processor will consult with representatives of
the Company (including the Management Committee) regarding new opportunities which arise from time to time in connection with the fresh-cut corn business, including new seed varieties and other corn products which could be processed, marketed and sold through the joint efforts of the Company and the Processor.

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